November 7, 2006

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth St. N.W.
Washington DC 20549

Re: VGTel, Inc.
- Form SB-2 Registration Statement

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement - dated November 8, 2006 of the following:

1. Our report to the Board of Directors of VGTel, Inc. (formerly NYN International LLC.) as of March 31, 2006, and the related statements of operations and cash flows for the year ended March 31, 2006 and for the periods July 27, 2004 (inception) through March 31, 2006.

2. In addition, we also consent to the reference to our firm as experts in accounting and auditing included in this Registration Statement.

Yours truly,

November 7, 2006
/s/ N. Blumenfrucht CPA PC